Exhibit 99.1

NEWS ANNOUNCEMENT                                                                                      For Immediate Release

NEXSTAR BROADCASTING THIRD QUARTER NET
REVENUE RISES 39.8% TO A RECORD $125.8 MILLION

- Net Revenue Growth Drives Record 3Q Operating Income of $25.2 Million,
Adjusted EBITDA of $41.4 Million, and Free Cash Flow of $21.6 Million -

Irving, TX – November 5, 2013 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (“Nexstar”) today reported record financial results for the third quarter and nine months ended September 30, 2013 as summarized below:

Summary 2013 Third Quarter Highlights

($ in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	Change	2013	2012	Change
Local Revenues	$63,605	$44,743	+42.2%	$190,270	$137,535	+38.3%
National Revenues	$28,646	$19,308	+48.4%	$80,596	$55,543	+45.1%
Local and National Core Revenue	$92,251	$64,051	+44.0%	$270,866	$193,078	+40.3%

Political Revenues	$1,030	$10,153	(89.9)%	$3,615	$18,929	(80.9)%
Digital Media Revenue	$10,058	$4,482	+124.4%	$24,223	$13,041	+85.7%
Retransmission Fee Revenue	$25,586	$15,102	+69.4%	$74,304	$44,881	+65.6%
Management Fee Revenue	$0	$0	-	$0	$1,961	(100.0)%
Network Comp, Other	$986	$719	+37.1%	$3,210	$2,345	+36.9%
Trade and Barter Revenue	$7,890	$5,106	+54.5%	$23,182	$15,567	+48.9%
Gross Revenue	$137,801	$99,613	+38.3%	$399,400	$289,802	+37.8%
Less Agency Commissions	$12,009	$9,661	+24.3%	$35,192	$27,344	+28.7%
Net Revenue	$125,792	$89,952	+39.8%	$364,208	$262,458	+38.8%

Gross Revenue Excluding Political Revenue	$136,771	$89,460	+52.9%	$395,785	$270,873	+46.1%

Income from Operations	$25,153	$23,557	+6.8%	$71,163	$64,525	+10.3%

Broadcast Cash Flow(1)	$48,075	$40,968	+17.3%	$137,697	$114,686	+20.1%
Broadcast Cash Flow Margin(2)	38.2%	45.5%		37.8%	43.7%

Adjusted EBITDA(1)	$41,393	$35,077	+18.0%	$117,403	$98,262	+19.5%
Adjusted EBITDA Margin(2)	32.9%	39.0%		32.2%	37.4%

Free Cash Flow(1)	$21,590	$19,840	+8.8%	$52,215	$51,863	+0.7%

(1)	Definitions and disclosures regarding non-GAAP financial information are included on page 4, while reconciliations are included on page 7.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

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Nexstar Broadcasting Group Q3 2013 Results, 11/5/13

CEO Comment
Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc. commented, “Nexstar’s record third quarter financial results reflect contributions from recently completed accretive station acquisitions as well as our revenue diversification initiatives and success in generating new local direct advertising.  Third quarter organic and acquisition related revenue growth in all of our non-political revenue sources, including a 44.0% rise in core ad revenue, a 124.4% increase in digital media revenue and retransmission fee revenue that was 69.4% higher than the comparable year-ago period, more than offset the impact of an 89.9% year-over-year reduction in political revenue and the loss of last year’s third quarter Olympic advertising revenue.  Nexstar’s revenue growth also drove record third quarter BCF, adjusted EBITDA and free cash flow.

“Excluding political advertising revenue and reflecting our operation of recently acquired stations, third quarter station revenue grew 52.9%.  In addition to the station revenue growth, Nexstar’s accretive M&A activity is accelerating our revenue diversification initiatives as reflected in the growth in total third quarter retransmission fee and digital media revenue which rose 82.0% to $35.6 million, and accounted for 28.3% of 2013 third quarter net revenue.  By comparison, total third quarter retransmission fee and digital media revenue comprised 21.8% of net revenue in the year-ago period and 19% of net revenue in the 2011 third quarter.

“The rise in third quarter station direct operating expenses (net of trade expense) and SG&A primarily reflects higher variable costs related to the significant increase in national and local revenues and the operation of new stations, while corporate expense increased largely due to expenses associated with personnel costs, recently announced strategic transactions, and expenses related to various capital market activities completed during the period.  We estimate there were approximately $0.9 million in non-recurring expenses in the third quarter associated with these items.  Inclusive of these one-time expenses, third quarter 2013 BCF and adjusted EBITDA grew 17.3% and 18.0%, respectively.  With our operating and financial management focus on generating free cash flow, third quarter 2013 free cash flow was up over four-fold from the third quarter of 2011, the previous non-political period, and by nearly 9% compared to last year.

“Consistent with our long-term strategic objective to identify and execute accretive transactions that expand our revenue, scale and operating base, during the third quarter Nexstar and Mission Broadcasting, Inc. (“Mission”) were active and successful in further building the platform for continued growth and the return of political advertising revenue in 2014.  In September, we and Mission entered into definitive agreements to acquire five television stations in three new markets for total consideration of $103.25 million in transactions that are expected to be immediately accretive to Nexstar’s free cash flow in the first full year of operations following closing in early 2014.

“Pro-forma for the completion of these transactions, the soon-to-be completed CCA transaction and recent improvements in our cost of borrowings, we believe Nexstar will generate free cash flow of approximately $330 million in the 2014/2015 cycle, representing an increase of approximately 10% over our prior expectations. This translates to average pro-forma free cash flow of approximately $5.50 per share per year in the 2014/2015 period and based on recent refinancing activity, our current financing plans and the significant free cash flow to be generated from our expanded operating base, we continue to expect Nexstar’s net leverage to be in the mid-3x level at the end of 2014.

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Nexstar Broadcasting Group Q3 2013 Results, 11/5/13

“Upon completing all announced transactions, Nexstar will expand its geographic diversity and scale and own or provide services to 96 stations reaching approximately 14.6% of all U.S. television households.  Consistent with our M&A criteria that emphasizes the development of duopolies, we will own or provide services to multiple stations in 33 of the 51 markets where we will operate.

“Since the Company’s initial public offering ten years ago, through accretive acquisitions Nexstar has grown from 42 stations that it owned, operated, programmed and provided services to, and we have consistently enhanced the operating results of acquired stations as reflected by our long-term record of free cash flow growth on a two year cycle.  At the same time, our focus on the capital structure and reducing our cost of capital have positioned Nexstar with the financial capacity and flexibility to further consolidate mid-sized markets and return capital to shareholders while maintaining a favorable leverage profile.  As a result, Nexstar expects to generate record revenue and free cash flow in the 2014/2015 period which will also begin to reflect the benefit from the renewal late this year and in early 2014 of a significant number of our retransmission consent agreements.”

Dividends
On October 25, 2013 the Board of Directors declared Nexstar’s fourth quarterly cash dividend of $0.12 per share of its Class A common stock which will be paid on December 2, 2013 to shareholders of record on November 15, 2013.

The consolidated total debt of Nexstar, its wholly owned subsidiaries, and Mission (collectively, the “Company”) at September 30, 2013, was $1,011.5 million and senior secured debt was $706.5 million.  The Company’s total net leverage ratio at September 30, 2013 was 4.87x compared to a total permitted leverage covenant of 7.25x.  The Company’s first lien net indebtedness ratio at September 30, 2013 was 2.11x compared to the covenant maximum of 3.50x.

The table below summarizes the Company’s debt obligations:

($ in millions)	9/30/13	12/31/12
First Lien Revolvers	$55.0	$-
First Lien Term Loans	$396.6	$288.2
8.875% Senior Second Lien Notes due 2017	$309.9	$319.4
6.875% Senior Notes due 2020	$250.0	$250.0
Total Debt	$1,011.5	$857.6

Cash on hand	$24.6	$69.0

Notes Offering
On October 1, 2013, Nexstar Broadcasting Group’s wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”), completed the sale and issuance of $275.0 million aggregate principal amount of 6.875% senior notes due 2020.  The notes have the same terms as, and are expected to be treated as a single class with, Nexstar Broadcasting’s $250.0 million in aggregate principal amount of 6.875% senior notes due 2020 issued on November 9, 2012.

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Nexstar Broadcasting Group Q3 2013 Results, 11/5/13

The notes were priced at 100.250%, plus accrued interest from May 15, 2013.  The notes are senior unsecured obligations of Nexstar Broadcasting and will be guaranteed by Nexstar, Mission and all of Nexstar Broadcasting and Mission’s future domestic restricted subsidiaries on a senior unsecured basis. Nexstar Broadcasting and Mission used the net proceeds from the offering, together with the proceeds from a $150 million increase to its and Mission’s term loans under the existing senior secured credit facilities and cash on hand, to commence a tender offer for any and all of its and Mission’s outstanding 8.875% Senior Secured Second Lien Notes due 2017, to fund the proposed acquisition of five television stations in four markets from Citadel Communications, L.P. and Stainless Broadcasting, L.P., to pay related fees and expenses and for general corporate purposes.

Tender Offer
On October 16, 2013 Nexstar Broadcasting Group announced the expiration and final results of the cash tender offer and consent solicitation by Nexstar Broadcasting and Mission to purchase any and all of their outstanding $314.6 million aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2017.  On October 1, 2013, the Issuers made a payment in cash for the $292,688,000 aggregate principal amount of the Notes that were tendered before the Expiration Date of the tender offer.  As a result, a total of approximately $21.9 million in aggregate principal of the Notes remains outstanding.  The Issuers have issued an irrevocable notice to redeem all of the remaining Notes outstanding on November 16, 2013 in accordance with the provisions of the indenture governing the Notes and to satisfy and discharge the indenture.

Third Quarter Conference Call
Nexstar will host a conference call at 10:00 a.m. ET today.  Senior management will discuss the financial results and host a question and answer session.  The dial in number for the audio conference call is 719/325-2495, conference ID 5729203 (domestic and international callers).  In addition, a live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv and a recording of the webcast will be archived on the site for 90 days following the live event.

Definitions and Disclosures Regarding non-GAAP Financial Information
Broadcast cash flow is calculated as income from operations, plus corporate expenses, depreciation, amortization of intangible assets and broadcast rights (excluding barter) and loss (gain) on asset disposal, net, minus broadcast rights payments.

Adjusted EBITDA is calculated as broadcast cash flow less corporate expenses.

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset disposal, net, and non-cash stock option expense, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Broadcast cash flow, adjusted EBITDA and free cash flow results are non-GAAP financial measures.  Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance;
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Nexstar Broadcasting Group Q3 2013 Results, 11/5/13

by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs.  Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media and digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 75 television stations and 19 related digital multicast signals reaching 44 markets or approximately 14.6% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, MeTV, LATV, Live Well and Bounce TV. Nexstar’s 44 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Pro-forma for the completion of all announced transactions Nexstar will own, operate, program or provides sales and other services to 96 television stations and related digital multicast signals reaching 51 markets or approximately 14.6% of all U.S. television households.

Forward-Looking Statements
This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:
Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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Nexstar Broadcasting Group Q3 2013 Results, 11/5/13

Nexstar Broadcasting Group, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net revenue	$125,792	$89,952	$364,208	$262,458

Operating expenses:
Station direct operating expenses, net of trade, depreciation and amortization	35,557	20,536	102,556	61,047
Selling, general, and administrative expenses net of depreciation and amortization	30,905	21,615	90,358	65,322
Trade and barter expense	7,636	4,661	22,601	14,697
Corporate expenses	6,682	5,891	20,294	16,424
Amortization of broadcast rights, excluding barter	3,265	2,316	9,545	6,489
Amortization of intangible assets	7,996	5,480	22,900	16,595
Depreciation	8,598	5,896	24,791	17,359
Total operating expenses	100,639	66,395	293,045	197,933
Income from operations	25,153	23,557	71,163	64,525

Interest expense, net	(16,900)	(12,438)	(50,352)	(37,921)
Loss on extinguishment of debt	(1,048)	-	(1,048)	(497)
Other Expense	(84)	-	(252)	-
Income before income taxes	7,121	11,119	19,511	26,107
Income tax expense	(3,526)	(1,558)	(8,844)	(4,712)

Net income	$3,595	$9,561	$10,667	$21,395

Basic net income per share	$0.12	$0.33	$0.36	$0.74
Basic weighted average number of common shares outstanding	30,048	28,960	29,706	28,881

Diluted net income per share	$0.11	$0.31	$0.34	$0.70
Diluted weighted average number of common shares outstanding	31,509	30,703	31,297	30,561

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Nexstar Broadcasting Group Q3 2013 Results, 11/5/13

Nexstar Broadcasting Group, Inc.
Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)
(in thousands - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Broadcast Cash Flow and Adjusted EBITDA:	2013	2012	2013	2012

Income from operations:	$25,153	$23,557	$71,163	$64,525
Add:
Depreciation	8,598	5,896	24,791	17,359
Amortization of intangible assets	7,996	5,480	22,900	16,595
Amortization of broadcast rights, excluding barter	3,265	2,316	9,545	6,489
Loss (gain) on asset disposal, net	33	(4)	35	(25)
Corporate expenses	6,682	5,891	20,294	16,424

Less:
Payments for broadcast rights	3,652	2,168	11,031	6,681

Broadcast cash flow	48,075	40,968	137,697	114,686

Less:
Corporate expenses	6,682	5,891	20,294	16,424

Adjusted EBITDA	$41,393	$35,077	$117,403	$98,262

Nexstar Broadcasting Group, Inc.
Reconciliation of Free Cash Flow (Non-GAAP Measure)
(in thousands - unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2013	2012	2013	2012

Income from operations:	$25,153	$23,557	$71,163	$64,525

Add:
Depreciation	8,598	5,896	24,791	17,359
Amortization of intangible assets	7,996	5,480	22,900	16,595
Amortization of broadcast rights, excluding barter	3,265	2,316	9,545	6,489
Loss (gain) on asset disposal, net	33	(4)	35	(25)
Non-cash stock option expense	586	297	1,580	725

Less:
Payments for broadcast rights	3,652	2,168	11,031	6,681
Cash interest expense	15,996	11,713	47,769	35,617
Capital expenditures	4,373	3,821	16,856	10,985
Cash income taxes, net of refunds	20	-	2,143	522

Free cash flow	$21,590	$19,840	$52,215	$51,863

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